DEBENTURE MODIFICATION AGREEMENT

This **Debenture Modification Agreement** is made as of the 1st day of November, 2006, by and between DCI USA, Inc. ("DCI") and the individuals and entities whose names and addresses are set forth on the signature page hereto, which constitute all of the Assignees (the "Assignees") of the Debentures (as defined below).

RECITALS:

[1] DCI is the issuer of two Debentures to Cornell Capital Partners, L.P. ("Cornell") as follows: Secured Debenture in the original principal amount of $250,000* originally due December 31, 2006, issued by DCI in favor of Cornell (the "First Debenture") and the Secured Debenture in the original principal amount of $250,000 originally due March 1, 2007, issued by DCI in favor of Cornell (the "Second Debenture", collectively with the First Debenture, the "Debentures").

[2] Pursuant to an Letter Agreement dated June 2 and June 15, 2006 ("Debenture Letter Agreement"), DCI has the right to pay off, redeem, and satisfy any claims under the Debentures by November 1, 2006, with a payment of $593,764.17 ("the Debenture Payment").

[3] The Assignees desire to acquire the Debentures from Cornell by making the Debenture Payment and to modify hereby the terms of the Debentures according to the terms set forth herein.

[4] The Assignees desire that DCI shall act as its payment agent for purposes of making the Debenture Payment to Cornell and DCI desires to do so to assist in the effectuation of this Agreement.

[5] For the sake of clarity, copies of the Debentures are annexed hereto as Exhibits A and B; a copy of the Debenture Letter Agreement is attached hereto as Exhibit C.

* Note: The outstanding principal amount of the First Debenture is currently $236,500.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCI and each of the Assignees agrees as follows:

Assignment and Payment Agency:

1. The Assignees hereby appoint DCI as its agent in fact to make the Debenture Payment. In the event that all or part of the Debenture Payment funds are not transferred to DCI by November 1, 2006, DCI may at its option cancel this Agreement.

Modification of the Debentures:

2. Due Date. The due date ("Due Date") of each of the Debentures shall be June 4, 2007. The Debentures may be prepaid by DCI at any time on 5 days notice without penalty. During such 5 day period the holders of the Debentures shall be permitted to convert the Debentures into common stock of DCI as provided herein.

3. Interest Rate. From the date hereof to and including the Due Date, interest shall accrue on the Debentures at the rate of eight percent (8%) per annum, computed as set forth in the Debentures. From and after the Due Date until the date of payment in full, interest shall accrue on the outstanding principal amount of the Debentures at the rate of 14% per annum.

4. Optional Conversion. The outstanding principal amount of the Debentures, together with all interest accrued thereon, shall be convertible, in whole or in part, from time to time until the Debentures are paid in full by the Company, into shares of the Common Stock of the Company at the conversion price set forth herein. Specifically, from the date hereof until the close of business on December 31, 2006, the Debentures shall be convertible into shares of Common Stock at the rate of five cents ($0.05) per share and from and after December 31, 2006, until paid in full the Debentures shall be convertible into shares of Common Stock at the rate of 7 cents ($0.07) per share.

5. Registration Rights. Instead of such registration Rights as may have been granted pursuant to the Debentures, the Assignees shall have the right to participate on a "piggy-back" basis in any registration of Common Stock of the Company until such time as the shares issuable upon conversion of the Debentures are eligible for sale pursuant to Rule 144(k).

6. Security. The Assignees acknowledge that the debentures are no longer secured by any assets of the Company nor are any shares of the Company pledged as collateral for the obligations of the Company under the Debentures.

7. Consent to Sale of Additional Shares. Notwithstanding anything to the contrary, the Company is no longer subject to the restriction contained in Section 5.02 of each of the Debentures.

8. Notices. All notices to the Assignees shall be delivered to their addresses as set forth below in the manner provided in the Debentures.

9. Superseded Provisions. The provisions contained herein are intended to supersede in their entirety the provisions in the Debentures with respect to the due dates of the Debentures, the rates at which interest shall accrue on the Debentures, the prices at which the Debentures may be converted into

common stock, registration rights of the Assignees, the security for the repayment of the Debentures, redemption premiums, and the right of the Company to sell shares of its equity. Except as superseded by the provisions hereof, the terms of the Debentures shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DCI, USA INC.

By: ______________________
President and Chief Executive Officer

Assignees:

Signed: ______________________
Name: ADAM OFEK
Address: ______________________
Address: ______________________

Signed: ______________________ ______________________
Name: URI ROSIN AVIVA ROSIN
Address: ______________________
Address: ______________________

Signed: ______________________
Name: JOSEPH FREUND
Address: ______________________
Address: ______________________

Signed: ______________________
Name: [illegible]AX
Address: ______________________
Address: ______________________